Exhibit 21.1

Subsidiaries of the Registrant (808 Renewable Energy Corporation)

1.	808 Energy 2, LLC, a Nevada limited liability company (dissolved as of April 23, 2012); and

2.	808 Energy 3, LLC, a Nevada limited liability company (dissolved as of April 23, 2012).